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                                                                      Exhibit 5

[BAKER BOTTS L.L.P. LETTERHEAD]


                                                                 March 6, 2002



Pennzoil-Quaker State Company
Pennzoil Place
P.O. Box 2967
Houston, Texas 77252-2967

Gentlemen:

            As set forth in the Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission by Pennzoil-Quaker State Company, a Delaware corporation (the "Company"), under the Securities Act of 1933, as amended, relating to 1,000,000 shares of common stock, par value $0.10 per share, of the Company (the "Common Stock") issuable under the terms of the Company's Savings and Investment Plan, Savings and Investment Plan for Hourly Employees and Non-Qualified Savings and Investment Plan (the "Plans"), certain legal matters in connection with the Common Stock and the participation in the Plans are being passed upon for the Company by us. At the Company's request, this opinion of counsel is being furnished for filing as Exhibit 5 to the Registration Statement.

            In our capacity as counsel to the Company in the connection referred to above, we have familiarized ourselves with the Company's Restated Certificate of Incorporation and bylaws, each as amended to date, and have examined the originals, or copies certified or otherwise identified, of corporate records of the Company, including minute books of the Company as furnished to us by the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents, as a basis for the opinions hereinafter expressed.

            Based upon our examination as aforesaid, we are of the opinion that:

            1. The Company is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware.

            2. Upon the issuance of newly issued shares of Common Stock by the Company from time to time pursuant to the provisions of the Plans for a consideration at least equal to the par value of such shares, such shares of Common Stock will be validly issued, fully paid and nonassessable.



                                    Very truly yours,

                                    /s/ BAKER BOTTS L.L.P.